UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2025

HEARTSCIENCES INC.

(Exact name of Registrant as Specified in Its Charter)

Texas	001-41422	26-1344466
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Reserve Street, Suite 360
Southlake, Texas	76092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (682) 237-7781

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HSCS	The NASDAQ Stock Market LLC
Warrants	HSCSW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment No. 2 to the Company’s Equity Incentive Plan

On July 9, 2025, the Company’s Board of Directors (the “Board”) approved an amendment to the Company’s 2023 Equity Incentive Plan, as amended (the “EIP Amendment” and as amended, the “Plan”) to increase the maximum aggregate number of shares of the Company’s common stock, $0.001 par value per share (the “common stock”), that may be issued under the Plan to 1,000,000 shares of common stock (the “Plan Shares Increase Amendment”). The Plan Shares Increase Amendment shall be considered and voted upon the shareholders of the Company at the Company’s next annual meeting of shareholders.

RSUs and Option Awards

On July 9, 2025, the Compensation Committee of the Board (the “Compensation Committee”) amended existing cash bonus payment criteria and granted restricted stock unit awards to the Company’s executive officers. The restricted stock unit awards were issued pursuant to the Plan. Andrew Simpson, the Company’s Chief Executive Officer and Chairman of the Board of Directors, received 68,750 restricted stock units of the Company (the “RSUs”), and Mark Hilz, the Company’s Chief Operating Officer, Secretary and Director, received 56,250 RSUs. The RSUs shall vest immediately upon the earlier of (i) FDA clearance of the Company’s MyoVista Device (including AI algorithm) or (ii) the MyoVista Insights platform together with first AI algorithm. The RSUs shall also vest upon a Change of Control (as defined in each respective officer’s employment agreement).

On July 9, 2025, the Compensation Committee approved an award of stock options (the “Options”) to purchase shares of common stock to the Company’s executive officers as follows: 275,000 Options to Andrew Simpson, the Company’s President, Chief Executive Officer and Chairman of the Board of Directors, 225,000 Options to Mark Hilz, the Company’s Chief Operating Officer, Secretary and Director, and 25,000 Options to Danielle Watson, the Company’s Chief Financial Officer and Treasurer. Such Options were issued pursuant to the Plan, have an exercise price of $4.37 per share and will vest over three years, with one-third of the respective Options vesting on July 9, 2026 and the remaining two-thirds vesting in eight equal installments thereafter beginning on October 9, 2026 and on each subsequent three-month anniversary of such date. The vesting of these Options would accelerate upon the earlier of (i) FDA clearance of the Company’s MyoVista Device (including AI algorithm) or (ii) the MyoVista Insights platform together with first AI algorithm. These Options were awarded pursuant to the form of the Company’s standard Incentive Stock Option Agreement.

On July 9, 2025, the Compensation Committee also approved an award of 25,000 stock options (the “Director Options”) to purchase shares of common stock to each of the Company’s non-employee directors, Brian Szymczak, Bruce Brent and David R. Wells. The Director Options were issued pursuant to the Plan, have an exercise price of $4.37 per share, will vest as follows: one-fourth of the respective Director Options vested on October 9, 2025 and the remaining Director Options will vest in three equal installments thereafter on each subsequent three-month anniversary of such date.

Item 8.01 Other Events.

Regulation A Offering

As previously disclosed, on February 12, 2025, the Company filed an Offering Statement on Form 1-A (File No. 024-12572) (as amended and supplemented from time to time, the “Form 1-A”), with the U.S. Securities and Exchange Commission (the “SEC”) and which was qualified by the SEC on March 10, 2025, to register the offering of up to 4,285,714 units of the Company (the “Units”) at an offering price of $3.50 per Unit, for a maximum offering amount of $15,000,000 worth of Units (collectively, the “Offering”). Each Unit consists of one share of the Company’s Series D Preferred Stock (as defined below) and one warrant (each a “Warrant” and collectively the “Warrants”) to purchase one share of the Company’s common stock at an exercise price of $5.00 per share.

As of July 11, 2025, the Company has received a total of $1.7 million of gross proceeds, resulting in the issuance of 487,701 Units, as a result of several closings of the Offering. As of July 11, 2025, holders of 229,665 shares of Series D Preferred Stock received as part of the issued Units have elected to convert such shares of Series D Preferred Stock into 229,665 shares of common stock (the “Reg A Issuance”).

Debt Exchange

In addition, as of July 11, 2025, the Company has exchanged $855,000 of its unsecured promissory note issued to a certain third party in September 2024 for 233,229 shares of the Company’s common stock reducing the principal amount of such note by such amount (the “Debt Exchange”).

As a result of the Reg A Issuance and the Debt Exchange, there are 1,555,049 shares of common stock issued and outstanding as of July 11, 2025.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Amendment No. 2 to the HeartSciences Inc. 2023 Equity Incentive Plan.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartSciences Inc.

Date: July 14, 2025	By:	/s/Andrew Simpson
	Name: Title:	Andrew Simpson President, Chief Executive Officer and Chairman of the Board of Directors

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